Exhibit 99.1

Contact:	Kelli Watson
The Medicines Company
973-656-1616
investor.relations@themedco.com

FOR IMMEDIATE RELEASE:

THE MEDICINES COMPANY REPORTS FULL YEAR AND FOURTH QUARTER 2007 FINANCIAL RESULTS

PARSIPPANY, NJ – February 13, 2008 – The Medicines Company (NASDAQ: MDCO) today announced its financial results for the full year and fourth quarter of 2007.

Financial highlights for the full year of 2007:

•                  Net revenue increased by 20% to $257.5 million for 2007 from $214.0 million for 2006.

•                  Angiomax® (bivalirudin) U.S. sales increased by 27% to $255.0 million for 2007 from $200.7 million for 2006.

•                  Angiomax/Angiox international net revenue for the full year of 2007 was $2.5 million.  This decrease from $11.3 million in 2006 was the result of no product sales to Nycomed in 2007, termination of our European distribution agreement with Nycomed in July and a reserve of $3.0 million against Nycomed inventories at year end.

•                  Net loss for the full year of 2007 was $18.3 million, or $0.35 loss per share, resulting primarily from non-recurring charges related to the termination of our distribution agreement with Nycomed and the reacquisition of all development, commercial and distribution rights held by Nycomed for Angiox® (bivalirudin) in Europe.

•                  Excluding the non-recurring Nycomed transaction charges and stock-based compensation expense, the Company reported non-GAAP net income of $25.2 million, or $0.49 per share.

John Kelley, President and Chief Operating Officer, stated “We made good progress in 2007.  Angiomax has become the market leader for patients undergoing PCI, and with the availability of the HORIZONS data, we see a significant opportunity to further penetrate the high risk patient market.  We expect to create a robust business in Europe.   We look forward to potential FDA approvals of our sNDA for ACS for Angiomax in 2008, as well as the planned US launch of Cleviprex.  We also anticipate that we will make significant progress towards filing a worldwide NDA for cangrelor.”

Financial highlights for the fourth quarter of 2007:

•                  Net revenue increased by 20% to $72.3 million for the fourth quarter of 2007 from $60.4 million for the fourth quarter of 2006.

•                  Angiomax® (bivalirudin) U.S. sales increased by 23% to $72.8 million for the fourth quarter of 2007 from $59.0 million for the fourth quarter of 2006.

•                  Angiomax/Angiox international net revenue in the fourth quarter of 2007 was ($0.5 million).  This decrease from $1.2 million in the fourth quarter of 2006 was the result of $2.5 million in international revenue, offset by the $3.0 million Nycomed inventory reserve.

•                  Net income for the fourth quarter of 2007 was $1.5 million, or $0.03 per share.

•                  Excluding stock-based compensation expense, the Company reported fourth quarter non-GAAP net income of $5.6 million, or $0.11 per share.

The following table provides reconciliations between GAAP and non-GAAP net income for the full years (FY) of 2007 and 2006 and for the fourth quarters (Q4) of 2007 and 2006.  Non-GAAP net income excludes the non-recurring Nycomed transaction charges, stock-based compensation expense and the non-cash benefit for income taxes:

(in millions)	Reported GAAP Net Income (Loss)	Nycomed transaction	FAS 123R Stock- Based Compensation Expense	Non-Cash Benefit for Income Taxes	Non-GAAP Net Income (1)
FY 2007	$(18.3)	$28.1	$15.4	—	$25.2
FY 2006	$63.7	—	$8.5	$(46.6)	$25.6
Q4 2007	$1.5	—	$4.1	—	$5.6
Q4 2006	$54.3	—	$2.4	$(46.6)	$10.1

Note: Amounts may not sum due to rounding.

(1) Excluding non-recurring Nycomed transaction charges, stock-based compensation expense and the non-cash benefit for income taxes

Reconciliations between GAAP and non-GAAP fully diluted EPS for the full years (FY) of 2007 and 2006 and for the fourth quarters (Q4) of 2007 and 2006 are provided in the following table:

(per share)	Reported GAAP Net Income (Loss)	Nycomed transaction	FAS 123R Stock- Based Compensation Expense	Non-Cash Benefit for Income Taxes	Non-GAAP Net Income (1)
FY 2007	$(0.35)	$0.54	$0.30	—	$0.49
FY 2006	$1.25	—	$0.17	$(0.91)	$0.50
Q4 2007	$0.03	—	$0.08	—	$0.11
Q4 2006	$1.04	—	$0.05	$(0.89)	$0.20

Note: Amounts may not sum due to rounding.

(1) Excluding non-recurring Nycomed transaction charges, stock-based compensation expense and the non-cash benefit for income taxes

The Company believes that presenting the non-GAAP information contained in the financial tables and in this press release assists investors and others in gaining a better understanding of the Company’s core operating results and future prospects, expected growth rates or forecasted guidance, particularly as related to the non-recurring Nycomed transaction charges, stock-based compensation expense and the non-cash benefit for income taxes.  Management uses this non-GAAP information, in addition to the GAAP information, as the basis for measuring the Company’s core operating performance and comparing such performance to that of prior periods and to the performance of its competitors. Such measures are also used by management in its financial and operating decision-making. Non-GAAP information is not meant to be considered superior to or a substitute for the Company’s results of operations prepared in accordance with GAAP. A reconciliation of GAAP results with non-GAAP results may also be found in the attached financial tables.

The Company provided 2008 guidance as follows:

•                  Full year net revenue of $325 million to $345 million, including:

•                  US net revenue for Angiomax of $310 million to $320 million

•                  International net revenue for Angiomax/Angiox of $10 million to $15 million

•                  US net revenue for Cleviprex of $5 million to $10 million

•                  Cost of revenue of 25%

•                  Research and development expense of $75 million to $79 million ($79 million to $83 million including stock-based compensation as noted below)

•                  Selling, general and administrative expense of $130 million to $135 million ($146 million to $153 million including stock-based compensation as noted below)

•                  Total stock-based compensation expense of $20 to $22 million, of which approximately 80% is added to the SG&A guidance above and approximately 20% is added to the R&D guidance above

•                  Investment income of $6 million to $8 million

•                  Effective tax rate between 50% and 55% including the effects of European operations

•                  GAAP net income of between $12 million and $16 million, or earnings per share of between $0.22 and $0.30

•                  Non-GAAP net income of between $41 million and $49 million, or non-GAAP earnings per share between $0.77 and $0.92.   Non-GAAP amounts exclude anticipated stock-based compensation expense of $20 million to $22 million and non-cash income tax expense of $9 million to $11 million.

There will be a conference call with management today at 8:30 AM Eastern Time to discuss full year and fourth quarter 2007 financial results, operational developments and guidance for 2008.  The conference call will be available via phone and webcast.  The webcast can be accessed at The Medicines Company website at www.themedicinescompany.com.

The dial in information is listed below:

Domestic Dial In:               877-397-0297

International Dial In:         719-325-4845

Replay is available from 11:30 AM Eastern Time following the conference call through February 27, 2008.  To hear a replay of the call dial 888-203-1112 (domestic) and 719-457-0820 (international).  Passcode for both dial in numbers is 9644153.

MDCO-F

About The Medicines Company: The Medicines Company (NASDAQ: MDCO) is committed to delivering innovative, cost-effective acute care products in the worldwide hospital marketplace.

The Company markets Angiomax® / Angiox® (bivalirudin) in the United States and other countries for use in patients undergoing coronary angioplasty, a procedure to clear restricted blood flow in arteries around the heart.  The Company also has two products in late-stage development, CleviprexTM (clevidipine butyrate injectable emulsion) and cangrelor.  The Company’s website is http://www.themedicinescompany.com.

Statements contained in this press release about The Medicines Company that are not purely historical, and all other statements that are not purely historical, may be deemed to be forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Without limiting the foregoing, the words “believes,” “anticipates” and “expects” and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by these forward-looking statements.  Important factors that may cause or contribute to such differences include the extent of the commercial success of Angiomax, whether the Company’s products will advance in the clinical trials process on a timely basis or at all, whether the Company will make regulatory submissions for product candidates on a timely basis, whether its regulatory submissions will receive approvals from regulatory agencies on a timely basis or at all, risks associated with the establishment of international operations, and such other factors as are set forth in the risk factors detailed from time to time in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission including, without limitation, the risk factors detailed in the Company’s Quarterly Report on Form 10-Q filed on November 8, 2007, which are incorporated herein by reference. The Company specifically disclaims any obligation to update these forward-looking statements

The Medicines Company

Consolidated Statements of Operations

(unaudited)

	Three months ended December 31,
(in thousands, except per share data)	2007	2006

Net revenue	$72,297	$60,357

Operating expenses:
Cost of revenue	17,471	13,521
Research and development	23,307	19,143
Selling, general and administrative	32,350	22,300
Total operating expenses	73,128	54,964

(Loss) income from operations	(831)	5,393

Other income	2,688	2,412

Income before income taxes	1,857	7,805
(Provision) benefit for income taxes	(350)	46,449

Net income	$1,507	$54,254

Basic earnings per common share	$0.03	$1.07
Shares used in computing basic earnings per common share	51,706	50,847

Diluted earnings per common share	$0.03	$1.04
Shares used in computing diluted earnings per common share	52,182	52,173

The Medicines Company

Consolidated Statements of Operations

(unaudited)

	Year to Date December 31,
(in thousands, except per share data)	2007	2006
Net revenue	$257,534	$213,952

Operating expenses:
Cost of revenue	66,502	51,812
Research and development	77,255	63,536
Selling, general and administrative	141,807	88,265
Total operating expenses	285,564	203,613

(Loss) income from operations	(28,030)	10,339

Other income	10,653	7,320
(Loss) income before income taxes	(17,377)	17,659
(Provision) benefit for income taxes	(895)	46,068
Net (loss) income	$(18,272)	$63,727

Basic (loss) earnings per common share	$(0.35)	$1.27
Shares used in computing basic (loss) earnings per common share	51,624	50,300

Diluted (loss) earnings per common share	$(0.35)	$1.25
Shares used in computing diluted (loss) earnings per common share	51,624	51,034

The Medicines Company

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands)	December 31, 2007	December 31, 2006

ASSETS
Cash, cash equivalents, available for sales securities	$222,113	$196,817
Accrued interest receivable	1,598	1,414
Accounts receivable, net	25,584	21,504
Inventory	35,468	41,628
Prepaid expenses and other current assets	11,175	12,963
Total current assets	295,938	274,326

Fixed assets, net	3,245	3,071
Intangible assets, net	14,929	—
Restricted cash	5,000	—
Deferred tax assets	41,032	41,032
Other assets	136	139
Total assets	$360,280	$318,568

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$83,620	$45,803
Deferred revenue	—	2,814
Stockholders’ equity	276,660	269,951
Total liabilities and stockholders’ equity	$360,280	$318,568

The Medicines Company

Reconciliation of GAAP to non-GAAP Measures

(All amounts in thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,
	2007
	GAAP (1) As Reported	Nycomed Termination	SFAS 123R		Tax Benefit	Non-GAAP (5) As Adjusted
Net revenue	$72,297	$—	$—		$—	$72,297

Costs and expenses:
Cost of revenue	17,471	—	(102	)(3)	—	17,369
Research and development	23,307	—	(898	)(3)	—	22,409
Sellling, general and administrative	32,350	—	(3,101	)(3)	—	29,249
Total costs and expenses	73,128	—	(4,101)		—	69,027

(Loss) income from operations	(831)	—	4,101		—	3,270

Other income	2,688	—	—		—	2,688
Income before income taxes	1,857	—	4,101		—	5,958
(Provision) benefit for income taxes	(350)	—			—	(350)
Net income	1,507	—	4,101		—	5,608

Basic earnings per common share	$0.03	$—	$0.08		$—	$0.11

Shares used in computing basic earnings (loss) per common share	51,706	51,706	51,706		51,706	51,706

Diluted earnings per common share	$0.03	$—	$0.08		$—	$0.11

Shares used in computing diluted earnings (loss) per common share	52,182	52,182	52,182		52,182	52,182

(1) GAAP Results

(2) Charge of $30,760 due to the termination of pre-existing relationship with Nycomed, offset by a write-off of deferred revenue previously recorded of $2,650

(3) Non-cash stock compensation expense

(4) Non-cash tax benefit

(5) Non-GAAP Results

The Medicines Company

Reconciliation of GAAP to non-GAAP Measures

(All amounts in thousands, except per share amounts)

(Unaudited)

	Year to Date December 31,
	2007
	GAAP (1) As Reported	Nycomed Termination		SFAS 123R		Tax Benefit	Non-GAAP (5) As Adjusted
Net revenue	$257,534	$—		$—		$—	$257,534

Costs and expenses:
Cost of revenue	66,502	—		(393	)(3)	—	66,109
Research and development	77,255	—		(3,269	)(3)	—	73,986
Sellling, general and administrative	141,807	(28,110	)(2)	(11,723	)(3)	—	101,974
Total costs and expenses	285,564	(28,110)		(15,385)		—	242,069

(Loss) income from operations	(28,030)	28,110		15,385		—	15,465

Other income	10,653	—		—		—	10,653
(Loss) income before income taxes	(17,377)	28,110		15,385		—	26,118
(Provision) benefit for income taxes	(895)	—		—		—	(895)
Net (loss) income	(18,272)	28,110		15,385		—	25,223

Basic (loss) earnings per common share	$(0.35)	$0.54		$0.30		$—	$0.49

Shares used in computing basic (loss) earnings per common share	51,624	51,624		51,624		51,624	51,624

Diluted (loss) earnings per common share	$(0.35)	$0.54		$0.30		$—	$0.49

Shares used in computing diluted (loss) earnings per common share	51,624	51,624		51,624		51,624	51,624

(1) GAAP Results

(2) Charge of $30,760 due to the termination of pre-existing relationship with Nycomed, offset by a write-off of deferred revenue previously recorded of $2,650

(3) Non-cash stock compensation expense

(4) Non-cash tax benefit

(5) Non-GAAP Results